For Immediate Release

Contact: Willing Biddle, President or James Moore, CFO
                  Urstadt Biddle Properties, Inc.
                  203.863.8200



         URSTADT BIDDLE PROPERTIES INC. ANNOUNCES COMPLETION OF SALE
                    OF SOUTHFIELD, MICHIGAN OFFICE BUILDING

GREENWICH, CONNECTICUT--June 17, 2005--Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust announced today that is has completed the sale of its 202,000 square foot office building in Southfield, Michigan. The property was sold to a local real estate investment group for $9,175,000.

Commenting on the sale, Willing L. Biddle, UBP's President and Chief Operating Officer said, "We are pleased to announce the sale of the Arcadis Building in Southfield, Michigan. The sale of this non-core property continues our announced strategy to dispose of those properties which are located outside of our preferred region. The sale enables us to recycle capital into properties with greater potential located within our targeted acquisition markets of Westchester County, New York and Fairfield County, Connecticut where we have a significant presence. We continue to seek retail properties in these target acquisition markets and are engaged in discussions with several property owners which we hope will result in additional retail property acquisitions."

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties and investment liquidity. UBP owns 33 properties containing 3.4 million square feet of space. UBP's core properties consist principally of community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut and Westchester and Putnam Counties,
New York.